February 25, 1998

Securities & Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

VIA:   EDGAR


Gentlemen:

In accordance with the provisions of Rule 270.30b-21 of the Investment Company Act of 1940, submitted are copies of the shareholder reports together with the cover letter that were distributed to the shareholders of the Manning & Napier Fund, Inc. World Opportunities
Series, International Series, Small Cap Series, Global Fixed Income Series, New York Tax Exempt Series, Ohio Tax Exempt Series and Diversified
Tax Exempt Series.

Sincerely,

MANNING & NAPIER FUND, INC.

/s/ Beth Galusha



Beth Galusha
Treasurer & Chief Financial Officer